TWFG Announces Fourth Quarter and Full Year 2025 Results

– Total Revenues increased 33.0% for the quarter over the prior year period to $68.8 million –
– Organic Revenue Growth Rate* of 11.7% for the quarter –
– Net income of $14.4 million for the quarter –
– Adjusted EBITDA* increased 56.9% for the quarter over the prior year period to $21.7 million -
– Share Repurchase Authorization approved for up to $50 million -

THE WOODLANDS, Texas, February 25, 2026 (GLOBE NEWSWIRE) – TWFG, Inc. (“TWFG”, the “Company” or “we”) (NASDAQ: TWFG), a high-growth insurance distribution company, today announced results for the fourth quarter and the full year ended December 31, 2025.
Fourth Quarter 2025 Highlights
•Total revenues for the quarter increased 33.0% to $68.8 million, compared to $51.7 million in the prior year period
•Commission income for the quarter increased 35.8% to $59.4 million, compared to $43.7 million in the prior year period
•Net income for the quarter was $14.4 million, compared to $8.2 million in the prior year period, and net income margin for the quarter was 20.9%
•Diluted Earnings Per Share for the quarter was $0.18 and Adjusted Diluted Earnings Per Share* for the quarter was $0.30
•Total Written Premium for the quarter increased 22.7% to $443.4 million, compared to $361.4 million in the prior year period
•Organic Revenue Growth Rate* for the quarter was 11.7%
•Adjusted Net Income* for the quarter increased 58.9% from the prior year period to $16.7 million, and Adjusted Net Income Margin* for the quarter was 24.3%
•Adjusted EBITDA* for the quarter increased 56.9% over the prior year period to $21.7 million, and Adjusted EBITDA Margin* for the quarter was 31.6% compared to 26.8% in the prior year period

Full Year 2025 Highlights
•Total revenues for the year increased 21.3% to $247.1 million, compared to $203.8 million in the prior year period
•Commission income for the year increased 20.6% to $221.0 million, compared to $183.2 million in the prior year period
•Net income for the year was $39.8 million, compared to $28.6 million in the prior year period, and net income margin for the year was 16.1%
•Diluted Earnings Per Share for the year was $0.51 and Adjusted Diluted Earnings Per Share* for the year was $0.88
•Contingent income for the year increased 33.9% to $11.7 million, compared to $8.7 million in the prior year period
•Total Written Premium for the year increased 17.3% to $1.7 billion, compared to $1.5 billion in the prior year period
•Organic Revenue Growth Rate* for the year was 11.6%
•Adjusted Net Income* for the year increased 50.8% from the prior year period to $49.8 million, and Adjusted Net Income Margin* for the year was 20.2%
•Adjusted EBITDA* for the year increased 44.3% over the prior year period to $65.4 million, and Adjusted EBITDA Margin* for the year was 26.5% compared to 22.3% in the prior year

*Organic Revenue Growth Rate, Adjusted Net Income, Adjusted Net Income Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Free Cash Flow and Adjusted Diluted Earnings Per Share are non-GAAP measures. Reconciliations of Organic Revenue Growth Rate to total revenue growth rate, Adjusted

Net Income and Adjusted EBITDA to net income, Adjusted Diluted Earnings Per Share to diluted earnings per share and Adjusted Free Cash Flow to cash flow from operating activities, the most directly comparable financial measures presented in accordance with GAAP, are outlined in the reconciliation table accompanying this release.
“Our fourth quarter performance reflects strong execution across our diversified distribution platforms,” said Gordy Bunch, Founder, Chairman and CEO of TWFG. “We delivered double-digit organic revenue growth, meaningful margin expansion, and continued momentum across both our agency and MGA operations, underscoring our ability to scale operating expenses in line with growth. As pricing trends moderate and carrier capacity continues to expand, we are experiencing improving retention and solid new business production across personal, commercial and specialty lines, positioning us well for sustained, profitable growth.”

“We also continued to invest in long-term growth through targeted recruiting, producer development and accretive acquisitions. We are focused on expanding our retail footprint, growing our MGA proprietary programs, and investing in our proprietary technology with AI-enabled capabilities designed to reduce friction in the buying and servicing process, improving productivity across our platforms, and enhancing the advisory role of our agents. Like prior industry shifts, we believe technology strengthens high-quality distribution rather than replaces it, and our investments are focused on improving efficiency, enhancing service, and supporting long-term scalable growth as we enter 2026.”

Fourth Quarter 2025 Results
During the quarter, industry conditions improved meaningfully as carriers re-entered key property markets and pricing trends began to moderate. TWFG’s diversified distribution platform — combining independent agency operations, proprietary MGA programs, and proprietary technology-enabled systems — continues to perform well in this environment. Our strategy remains focused on improving productivity, strengthening carrier partnerships, deepening client relationships and expanding platform capabilities to drive durable, long-term value creation.

For the fourth quarter, Total Written Premiums were $443.4 million, an increase of 22.7% compared to $361.4 million in the same period in the prior year. Growth was driven by corporate branch acquisitions and continued growth across both our Agency in a box, corporate stores and TWFG MGA platforms, with MGA premium volume up 53.2% compared to the same period in the prior year, primarily driven by our acquisition of TWFG MGA FL, LLC.

Total revenues increased 33.0% to $68.8 million, compared to $51.7 million in the same period in the prior year, driven by our acquisition of corporate stores and TWFG MGA FL, LLC along with double-digit organic growth. For the year ended December 31, 2025, total revenues were $247.1 million, up 21.3% from $203.8 million compared to the same period in the prior year.

Organic Revenues, which exclude contingent, non-policy fee, other income, and those revenues generated from recently acquired businesses, were $49.8 million for the quarter, an increase of $5.2 million from $44.6 million in the same period last year. The Organic Revenue Growth Rate of 11.7% was driven by new business production, modest rate increases, and expanded market access across both personal and commercial lines, including launching our newest proprietary MGA program in FL.

For the year ended December 31, 2025, Organic Revenues increased $21.6 million to $207.4 million, representing an Organic Revenue Growth Rate of 11.6%. Full-year organic growth benefited from stabilizing retention levels in a moderating rate environment, supporting continued new business production and cross-sell activity.

Commission expense for the quarter increased 13.8% to $32.9 million, reflecting continued expansion in production. Salaries and employee benefits were $10.0 million, up 30.7% compared to $7.7 million in the same period in the prior year, primarily due to incremental headcount associated with our continued acquisition strategy and to support long-term growth, and maturity of our business. Other administrative expenses rose 34.6% to $6.7 million, primarily from public company operating costs and continued investments to support our growth initiatives.

Net income for the quarter was $14.4 million, compared to $8.2 million in the same period in the prior year resulting in a net income margin of 20.9%, up from 15.8% last year. Adjusted Net Income increased 58.9% to $16.7 million, with an Adjusted Net Income Margin of 24.3% compared to 20.3% in the same period in the prior year.

Adjusted EBITDA grew 56.9% to $21.7 million, driven by contributions from our higher-margin MGA operations and corporate store acquisitions. The Adjusted EBITDA Margin expanded 480-basis-points year-over-year to 31.6%, compared to 26.8% in the fourth quarter of 2024.

Cash flow from operating activities was $13.3 million, compared to $11.6 million in the same period prior year. Adjusted Free Cash Flow* was $13.3 million, compared to $5.7 million in the same period prior year, primarily driven by the increase in net income and lower tax distributions to members during the current period.

Liquidity and Capital Resources

As of December 31, 2025, the Company had unrestricted cash and cash equivalents of $155.9 million. We had full unused capacity on our revolving credit facility of $50.0 million as of December 31, 2025. The total outstanding term notes payable balance was $4.0 million as of December 31, 2025.

During the first quarter of 2026, our Board of Directors authorized a share repurchase program of up to $50.0 million of the Company’s Class A common stock. The authorization reflects the Board’s confidence in TWFG’s long-term growth outlook, strong cash generation profile and disciplined capital allocation framework. Repurchases may be made from time to time in the open market or through privately negotiated transactions, subject to market conditions and other considerations. The program does not obligate the Company to repurchase any specific number of shares and may be suspended or discontinued at any time. We intend to continue balancing strategic investments, including acquisitions and organic growth initiatives, with prudent capital returns to shareholders.

2026 Acquisitions

TWFG has entered into a definitive agreement to acquire the Loften Wells Insurance agency, that will become a corporate location in Memphis, TN on March 1st. This new corporate location adds additional scale to our existing Tennessee operations and strengthens our presence in a region where we see meaningful long-term growth opportunities. The acquisition further supports our strategy of expanding density in attractive markets through disciplined, accretive tuck-in transactions.

TWFG General Agency has also entered into definitive agreements to acquire Asset Protection Insurance Associates, a Texas Based MGA specializing in providing comprehensive insurance solutions for property owners and real estate investors throughout the United States. The commercial lines national MGA specialty program provides TWFG General Agency with access to additional distribution partners for our existing proprietary programs as well as adds a high-quality management team with deep underwriting expertise. We expect the acquisition to enhance our specialty capabilities, expand our program portfolio and support continued margin expansion within our MGA platform.

2026 Guidance
•Total Revenues: Expected 15-20% growth coming in between $285 million and $300 million
•Adjusted EBITDA Margin*: Expected to be in the range of 22% to 25%
•Organic Revenue Growth Rate*: Expected to be in the range of 10% to 15%

The Company is unable to provide a reconciliation to the most directly comparable GAAP measures without unreasonable efforts due to the inherent difficulty in forecasting the timing of items that have not yet occurred, as well as quantifying certain amounts that are necessary for such reconciliation. We believe it is immaterial.

*For a definition of Organic Revenue Growth Rate and Adjusted EBITDA Margin, see “Non-GAAP Financial Measures” below.

Conference Call Information

TWFG will host a conference call tomorrow at 10:00 AM ET to discuss these results.

TO ACCESS THE CONFERENCE CALL:
United States - New York (646) 307-1963
USA & Canada - Toll-Free (800) 715-9871
Conference ID 1574060

A live webcast of the conference call will also be available on TWFG’s investor relations website at investors.twfg.com. A webcast replay of the call will be available at investors.twfg.com for one year following the call.

About TWFG

TWFG (NASDAQ: TWFG) is a high-growth, independent distribution platform for personal and commercial insurance in the United States and represents hundreds of insurance carriers that underwrite personal lines and commercial lines risks. For more information, please visit twfg.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical fact included in this release, are forward-looking statements. Forward-looking statements give our current expectations relating to our financial condition, results of operations, plans, objectives, future performance, and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “outlook,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business, as well as statements regarding our share repurchase program, including the timing, amount, or completion of any repurchases. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the captions entitled “Risk factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K, any Quarterly Reports on Form 10-Q and the other documents that the Company files with the U.S. Securities and Exchange Commission. You should specifically consider the numerous risks outlined under “Risk factors” in the Annual Report on Form 10-K for the year ended December 31, 2025.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP Financial Measures and Key Performance Indicators

Non-GAAP Financial Measures
Organic Revenue, Organic Revenue Growth, Adjusted Net Income, Adjusted Net Income Margin, Adjusted Diluted Earnings Per Share, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Free Cash Flow included in this release are not measures of financial performance in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and should not be considered substitutes for GAAP measures, including revenues (for Organic Revenue and Organic Revenue Growth), net income (for Adjusted Net Income, Adjusted Net Income Margin, Adjusted EBITDA and Adjusted EBITDA Margin), diluted earnings per share (Adjusted Diluted Earnings Per Share), and cash flow from operating activities (for Adjusted Free Cash Flow), which we consider to be the most directly comparable GAAP measures. These non-GAAP financial measures have limitations as analytical tools, and when assessing our operating performance, you should not consider these non-GAAP financial measures in isolation or as substitutes for revenues, net income, operating cash flow or other consolidated financial statement data prepared in accordance with GAAP. Other companies may calculate any or all of these non-GAAP financial measures differently than we do, limiting their usefulness as comparative measures.

Organic Revenue. Since the first quarter of 2025, we have utilized the revised calculation methodology for Organic Revenue to include policy fee income as it is directly correlated to MGA commission income. Our legacy calculation methodology removed policy fee income from Organic Revenue. Organic Revenue is total revenue (the most directly comparable GAAP measure) for the relevant period, excluding contingent income, non-policy fee income, other income and those revenues generated from acquired businesses with over $0.5 million in annualized revenue that have not reached the twelve-month owned mark.

Organic Revenue Growth. Organic Revenue Growth is the change in Organic Revenue period-to-period, with prior period results adjusted to include revenues that were excluded in the prior period because the relevant acquired businesses had not reached the twelve-month-owned milestone but have reached the twelve-month owned milestone in the current period. We believe Organic Revenue Growth is an appropriate measure of operating performance because it eliminates the impact of acquisitions, which affects the comparability of results from period to period.

Adjusted Net Income. Adjusted Net Income is a supplemental measure of our performance and is defined as Net Income (the most directly comparable GAAP measure) before amortization, non-recurring or non-operating income and expenses, including equity-based compensation, adjusted to assume a single class of stock (Class A) and assuming noncontrolling interests do not exist while excluding the impact of the sale of non-current assets. We believe Adjusted Net Income is a useful measure because it adjusts for the after-tax impact of significant one-time, non-recurring items and eliminates the impact of any transactions that do not directly affect what management considers to be our ongoing operating performance in the period. These adjustments generally eliminate the effects of certain items that may vary from company-to-company for reasons unrelated to overall operating performance.

Beginning in the year ended December 31, 2025, we updated our definition of Adjusted Net Income to exclude the impact of the sale of non-current assets. The impact of this change on our Adjusted Net Income for the year ended December 31, 2025, as well as on previously reported periods, was not material. As a result, prior‑period amounts have not been recast. We believe this minor refinement to our definition provides improved alignment with how management evaluates operating performance and enhances the measure’s usefulness for investors while maintaining comparability with prior periods.

We are subject to U.S. federal income taxes, in addition to state, and local taxes, with respect to our allocable share of any net taxable income of TWFG Holding Company, LLC. Adjusted Net Income pre-IPO did not reflect adjustments for income taxes since TWFG Holding Company, LLC is a limited liability company and is classified as a partnership for U.S. federal income tax purposes. Post-IPO, the calculation incorporates the impact of federal and state statutory tax rates on 100% of our adjusted pre-tax income as if the Company owned 100% of TWFG Holding Company, LLC.

Adjusted Net Income Margin. Adjusted Net Income Margin is Adjusted Net Income divided by total revenues. We believe that Adjusted Net Income Margin is a useful measurement of operating profitability for the same reasons we find Adjusted Net Income useful and also because it provides a period-to-period comparison of our after-tax operating performance.

Adjusted Diluted Earnings Per Share. Adjusted Diluted Earnings Per Share is Adjusted Net Income divided by diluted shares outstanding after adjusting for the effect of (i) the exchange of 100% of the outstanding Class B common stock of the Company (the “Class B Common Stock”) and Class C common stock of the Company (the “Class C Common Stock”) (together with the related limited liability units in TWFG Holding Company, LLC (the “LLC Units”)) into shares of Class A common stock of the Company (“Class A Common Stock”) and (ii) the vesting of 100% of the unvested equity awards and exchange into shares of Class A Common Stock. This measure does not deduct earnings related to the noncontrolling interests in TWFG Holding Company, LLC for the period prior to July 19, 2024, when we did not own 100% of the business. The most directly comparable GAAP financial metric is diluted earnings per share. We believe Adjusted Diluted Earnings Per Share may be useful to an investor in evaluating our operating performance and efficiency because this measure is widely used by investors to measure a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company to company depending upon acquisition activity and capital structure. This measure also eliminates the impact of expenses that do not relate to core business performance, among other factors.

Adjusted EBITDA. Adjusted EBITDA is a supplemental measure of our performance and is defined as EBITDA adjusted to reflect items such as equity-based compensation, interest income, other non-operating and certain nonrecurring items, while excluding the impact of the sale of non-current assets. EBITDA is defined as net income (the most directly comparable GAAP measure) before interest, income taxes, depreciation and amortization. We believe that Adjusted EBITDA is an appropriate measure of operating performance because it adjusts for significant one-time, non-recurring items and eliminates the ongoing accounting effects of certain capital spending and acquisitions, such as depreciation and amortization, that do not directly affect what management considers to be our ongoing operating performance in the period. These adjustments eliminate the effects of certain items that may vary from company to company for reasons unrelated to overall operating performance. Our measure of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Beginning in the year ended December 31, 2025, we updated our definition of Adjusted EBITDA to exclude the impact of the sale of non-current assets. The impact of this change on our Adjusted EBITDA for the year ended December 31, 2025, as well as on previously reported periods, was not material. As a result, prior‑period amounts have not been recast. We believe this minor refinement to our definition provides improved alignment with how management evaluates operating performance and enhances the measure’s usefulness for investors while maintaining comparability with prior periods.

Adjusted EBITDA Margin. Adjusted EBITDA Margin is Adjusted EBITDA divided by total revenue. We believe that Adjusted EBITDA Margin is a useful measurement of operating profitability for the same reasons we find Adjusted EBITDA useful and also because it provides a period-to-period comparison of our operating performance.

Adjusted Free Cash Flow. Adjusted Free Cash Flow is a supplemental measure of our performance. We define Adjusted Free Cash Flow as cash flow from operating activities (the most directly comparable GAAP measure) less cash payments for tax distributions, purchases of property, plant, and equipment and acquisition-related costs. We believe Adjusted Free Cash Flow is a useful measure of operating performance because it represents the cash flow from the business that is within our discretion to direct to activities including investments, debt repayment, and returning capital to stockholders.

The reconciliation of the above non-GAAP measures to their most comparable GAAP financial measure is outlined in the reconciliation table accompanying this release.

Key Performance Indicators
Total Written Premium. Total Written Premium represents, for any reported period, the total amount of current premium (net of cancellations) placed with insurance carriers. We utilize Total Written Premium as a key performance indicator when planning, monitoring, and evaluating our performance. We believe Total Written Premium is a useful metric because it is the underlying driver of the majority of our revenue.

Contacts
Investor Contact:
Gene Padgett, CAO for TWFG
Email: gene.padgett@twfg.com

PR Contact:
Alex Bunch, CMO for TWFG
Email: alex@twfg.com

Consolidated Statements of Income (Unaudited)
(Amounts in thousands, except share and per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
Revenues
Commission income(1)	$59,351	$43,711	$220,968	$183,158
Contingent income	5,890	5,005	11,681	8,722
Fee income(2)	3,186	2,751	12,992	10,562
Other income	401	276	1,441	1,318
Total revenues	68,828	51,743	247,082	203,760
Expenses
Commission expense	32,914	28,915	133,518	118,086
Salaries and employee benefits	10,018	7,663	37,636	29,064
Other administrative expenses(3)	6,702	4,978	22,020	16,665
Depreciation and amortization	5,766	3,054	18,353	12,020
Total operating expenses	55,400	44,610	211,527	175,835
Operating income	13,428	7,133	35,555	27,925
Interest expense	(66)	(98)	(287)	(2,223)
Interest income	1,419	2,174	6,607	4,376
Other non-operating income (expense), net	508	1	1,140	9
Income before tax	15,289	9,210	43,015	30,087
Income tax expense	926	1,057	3,179	1,495
Net income	14,363	8,153	39,836	28,592
Less: net income attributable to noncontrolling interests	11,708	6,561	32,164	25,847
Net income attributable to TWFG, Inc.	$2,655	$1,592	$7,672	$2,745

Weighted average shares of common stock outstanding:
Basic	15,020,759	14,811,874	14,914,346	14,772,115
Diluted	56,285,383	15,056,430	15,100,190	14,982,409
Earnings per share:
Basic	$0.18	$0.11	$0.51	$0.19
Diluted	$0.18	$0.11	$0.51	$0.19

(1)    Commission income - related party of $4,128 and $3,562 for the three months ended and $13,986 and $9,609 for the years ended December 31, 2025 and 2024, respectively.
(2)    Fee income - related party of $801 and $905 for the three months ended and $3,397 and $2,704 for the years ended December 31, 2025 and 2024, respectively.
(3)    Other administrative expenses - related party of $788 and $326 for the three months ended and $3,122 and $1,478 for the years ended December 31, 2025 and 2024, respectively.

The following table presents the disaggregation of our revenues by offerings (in thousands):

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
Insurance Services
Agency-in-a-Box	$39,936	$35,190	$152,831	$135,166
Corporate Branches	10,196	7,492	42,000	33,367
Total Insurance Services	50,132	42,682	194,831	168,533
TWFG MGA	18,192	8,662	50,564	33,719
Other	504	399	1,687	1,508
Total revenues	$68,828	$51,743	$247,082	$203,760

The following table presents the disaggregation of our commission income by offerings (in thousands):

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
Insurance Services
Agency-in-a-Box	$33,600	$28,949	$137,937	$122,651
Corporate Branches	10,036	7,506	41,562	33,468
Total Insurance Services	43,636	36,455	179,499	156,119
TWFG MGA	15,715	7,256	41,469	27,039
Total commission income	$59,351	$43,711	$220,968	$183,158

The following table presents the disaggregation of our fee income by major sources (in thousands):

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
Policy fees	$1,083	$1,028	$4,392	$3,538
Branch fees	1,315	1,213	5,276	4,736
License fees	666	441	2,719	1,895
TPA fees	122	69	605	393
Total fee income	$3,186	$2,751	$12,992	$10,562

The following table presents the disaggregation of our commission expense by offerings (in thousands):

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
Insurance Services
Agency-in-a-Box	$26,195	$23,148	$107,789	$95,797
Corporate Branches	1,176	1,066	5,331	4,488
Total Insurance Services	27,371	24,214	113,120	100,285
TWFG MGA	5,521	4,677	20,295	17,716
Other	22	24	103	85
Total commission expense	$32,914	$28,915	$133,518	$118,086

Consolidated Balance Sheets (Unaudited)
(Amounts in thousands, except share/unit data)

	December 31,
	2025	2024
Assets
Current assets
Cash and cash equivalents	$155,926	$195,772
Restricted cash	11,974	9,551
Commissions receivable, net	35,893	27,067
Accounts receivable	7,469	7,839
Other current assets, net	12,826	1,619
Total current assets	224,088	241,848
Non-current assets
Intangible assets, net	138,632	72,978
Property and equipment, net	3,307	3,499
Lease right-of-use assets, net	4,189	4,493
Other non-current assets	690	610
Total assets	$370,906	$323,428

Liabilities, Redeemable Noncontrolling Interest and Equity
Current liabilities
Commissions payable	$15,168	$13,848
Carrier liabilities	13,811	12,392
Operating lease liabilities	1,320	1,013
Short-term bank debt	1,972	1,912
Deferred acquisition payables	1,505	601
Other current liabilities	10,208	9,851
Total current liabilities	43,984	39,617
Non-current liabilities
Operating lease liabilities	2,898	3,372
Long-term bank debt	2,035	4,007
Deferred acquisition payables	6,669	1,122
Other non-current liabilities	—	24
Total liabilities	55,586	48,142
Commitment and contingencies (see Note 17)
Redeemable noncontrolling interest	17,901	—
Stockholders' Equity
Class A common stock ($0.01 par value per share - 300,000,000 authorized 15,028,681 and 14,811,874 shares issued and outstanding at December 31, 2025 and December 31, 2024, respectively)	150	148
Class B common stock ($0.00001 par value per share - 100,000,000 authorized 7,277,651 shares issued and outstanding at December 31, 2025 and December 31, 2024, respectively)	—	—
Class C common stock ($0.00001 par value per share - 100,000,000 authorized 33,893,810 shares issued and outstanding at December 31, 2025 and December 31, 2024, respectively)	—	—
Additional paid-in capital	59,951	58,365
Retained earnings	22,960	15,288
Accumulated other comprehensive income	30	83
Total stockholders' equity attributable to TWFG, Inc.	83,091	73,884
Noncontrolling interests	214,328	201,402
Total stockholders' equity	297,419	275,286
Total liabilities, redeemable noncontrolling interest, and equity	$370,906	$323,428

Non-GAAP Financial Measures

A reconciliation of Organic Revenue and Organic Revenue Growth Rate to Total Revenue and Total Revenue Growth Rate, the most directly comparable GAAP measures, for each of the periods indicated is as follows (in thousands):

Revised Calculation Methodology Applied to Current Period
	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
Total Revenues	$68,828	$51,743	$247,082	$203,760
Acquisition adjustments(1)	(10,566)	(105)	(17,986)	(3,687)
Contingent income	(5,890)	(5,005)	(11,681)	(8,722)
Fee income	(3,186)	(2,751)	(12,992)	(10,562)
Other income	(401)	(276)	(1,441)	(1,318)
Policy fee income	1,083	1,028	4,392	3,538
Organic Revenue	$49,868	$44,634	$207,374	$183,009

Prior year Organic Revenue reported	$43,606	$34,823	$179,471	$154,627
Commission income at 12-month post acquisitions	105	1,354	3,687	2,098
Prior year policy fees	1,028	445	3,538	2,100
Other adjustments(2)	(97)	—	(904)	—
Organic Revenue denominator	$44,642	$36,622	$185,792	$158,825

Organic Revenue	$49,868	$44,634	$207,374	$183,009
Organic Revenue denominator	44,642	36,622	185,792	158,825
Organic Revenue Growth	$5,226	$8,012	$21,582	$24,184

Total Revenue Growth Rate(3)	33.0%	30.8%	21.3%	18.4%
Organic Revenue Growth Rate(4)	11.7%	21.9%	11.6%	15.2%

(1)     Represents revenues generated from the acquired businesses during the first 12 months following an acquisition.
(2)     Other adjustments reflect immaterial prior-period and comparability items consistent with management’s non-GAAP presentation policy.
(3)     Represents the period-to-period change in total revenues divided by the total revenues in the prior period.
(4)     Represents Organic Revenue Growth divided by the Organic Revenue denominator.

Legacy Calculation Methodology Applied to Current Period
	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
Total Revenues	$68,828	$51,743	$247,082	$203,760
Acquisition adjustments (1)	(10,566)	(105)	(17,986)	(3,687)
Contingent income	(5,890)	(5,005)	(11,681)	(8,722)
Fee income	(3,186)	(2,751)	(12,992)	(10,562)
Other income	(401)	(276)	(1,441)	(1,318)
Organic Revenue	$48,785	$43,606	$202,982	$179,471

Prior year Organic Revenue reported	$43,606	$33,824	$179,471	$154,627
Commission income at 12-month post acquisitions	105	2,353	3,687	2,098
Other adjustments(2)	(97)	—	(904)	—
Organic Revenue denominator	$43,614	$36,177	$182,254	$156,725

Organic Revenue	$48,785	$43,606	$202,982	$179,471
Organic Revenue denominator	43,614	36,177	182,254	156,725
Organic Revenue Growth	$5,171	$7,429	$20,728	$22,746

Total Revenue Growth Rate(3)	33.0%	30.8%	21.3%	18.4%
Organic Revenue Growth Rate(4)	11.9%	20.5%	11.4%	14.5%

(1)     Represents revenues generated from the acquired businesses during the first 12 months following an acquisition.
(2)     Other adjustments reflect immaterial prior-period and comparability items consistent with management’s non-GAAP presentation policy.
(3)     Represents the period-to-period change in total revenues divided by the total revenues in the prior period.
(4)     Represents Organic Revenue Growth divided by the Organic Revenue denominator.

A reconciliation of Adjusted Net Income and Adjusted Net Income Margin to net income and net income margin, the most directly comparable GAAP measures, for each of the periods indicated is as follows (in thousands):

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
Total Revenues	$68,828	$51,743	$247,082	$203,760
Net Income	$14,363	$8,153	$39,836	$28,592
Income tax expense	926	1,057	3,179	1,495
Acquisition-related expenses	237	20	292	20
Equity-based compensation	872	1,207	4,578	2,219
Other non-recurring items (1)	—	257	10	(1,220)
Gain on sale of non-current assets, net(2)	(504)		(1,119)	—
Amortization expense	5,636	2,950	17,812	11,721
Adjusted income before income taxes	21,530	13,644	64,588	42,827
Adjusted income tax expense (3)	(4,814)	(3,123)	(14,790)	(9,802)
Adjusted Net Income	$16,716	$10,521	$49,798	$33,025
Net Income Margin	20.9%	15.8%	16.1%	14.0%
Adjusted Net Income Margin	24.3%	20.3%	20.2%	16.2%

(1)    Represents a one-time adjustment reducing commission expense, which resulted from the branch conversions. In January 2024, nine of our Branches converted to Corporate Branches. Upon conversion, agents of the newly converted Corporate Branches became employees and received salaries, employee benefits, and bonuses for services rendered instead of commissions. As a result, we released a portion of the unpaid commissions related to the converted branches that we no longer are required to settle.
(2)    During the second quarter of 2025, a gain related to the sale of non-current assets was not excluded from Adjusted Net Income consistent with the Company’s stated definition. The presentation has been corrected in the fourth quarter and full-year 2025 results to conform to the Company’s definition of Adjusted Net Income. This correction impacts only non-GAAP measures and had no effect on previously reported GAAP results.
(3)    Post-IPO, we are subject to U.S. federal income taxes, in addition to state, local, and foreign taxes, with respect to our allocable share of any net taxable income of TWFG Holding Company, LLC. For the year ended December 31, 2025, the calculation of adjusted income tax expense is based on a federal statutory rate of 21% and a blended state income tax rate of 1.89% on 100% of our adjusted income before income taxes as if we owned 100% of TWFG Holding Company, LLC.

A reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin to net income and net income margin, the most directly comparable GAAP measures, for each of the periods indicated is as follows (in thousands):

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
Total Revenues	$68,828	$51,743	$247,082	$203,760
Net income	$14,363	$8,153	$39,836	$28,592
Interest expense	66	98	287	2,223
Interest income(1)	(1,419)	(2,174)	(6,607)	(4,376)
Depreciation and amortization	5,766	3,054	18,353	12,020
Income tax expense	926	1,057	3,179	1,495
EBITDA	19,702	10,188	55,048	39,954
Acquisition-related expenses	237	20	292	20
Equity-based compensation	872	1,207	4,578	2,219
Interest income(1)	1,419	2,174	6,607	4,376
Gain on sale of non-current assets, net(2)	(504)	—	(1,119)	—
Other non-recurring items(3)	—	257	10	(1,220)
Adjusted EBITDA	$21,726	$13,846	$65,416	$45,349
Net Income Margin	20.9%	15.8%	16.1%	14.0%
Adjusted EBITDA Margin	31.6%	26.8%	26.5%	22.3%

(1)    Interest income reflects interest and other earnings on cash balances held by the Company. This income is included in Adjusted EBITDA as we view our total interest and investment income as an integral part of our business model and earnings stream until deployed.
(2)    During the second quarter of 2025, a gain related to the sale of non-current assets was not excluded from Adjusted EBITDA consistent with the Company’s stated definition. The presentation has been corrected in the fourth quarter and full-year 2025 results to conform to the Company’s definition of Adjusted EBITDA. This correction impacts only non-GAAP measures and had no effect on previously reported GAAP results.
(3)    Represents one-time adjustments of office relocation cost and the branch conversions impacts. The branch conversions adjustment is reducing commission expense. In January 2024, nine of our Branches converted to Corporate Branches. Upon conversion, agents of the newly converted Corporate Branches became employees and received salaries, employee benefits, and bonuses for services rendered instead of commissions. As a result, we released a portion of the unpaid commissions related to the converted branches that we no longer are required to settle.

A reconciliation of Adjusted Free Cash Flow to Cash Flow from Operating Activities, the most directly comparable GAAP measure, for each of the periods indicated is as follows (in thousands):

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
Cash Flow from Operating Activities	$13,288	$11,600	$53,501	$40,479
Purchase of property and equipment	(228)	(2,921)	(356)	(3,201)
Tax distribution to members(1)	(12)	(3,002)	(11,350)	(9,106)
Acquisition-related expenses	237		292	20
Adjusted Free Cash Flow	$13,285	$5,677	$42,087	$28,192

(1)    Tax distributions to members represents the amount distributed to the members of TWFG Holding Company, LLC in respect of their income tax liability related to the net income of TWFG Holding Company, LLC allocated to its members.
A reconciliation of Adjusted Diluted Earnings Per Share to diluted earnings per share, the most directly comparable GAAP measure, for each of the periods indicated is as follows:

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
Earnings per share of common stock – diluted	$0.18	$0.11	$0.51	$0.19
Plus: Impact of all LLC Units exchanged for Class A Common Stock(1)	0.07	0.04	0.19	0.32
Plus: Adjustments to Adjusted net income(2)	0.05	0.04	0.18	0.08
Adjusted Diluted Earnings Per Share	$0.30	$0.19	$0.88	$0.59

Weighted average common stock outstanding – diluted	56,285,383	15,056,430	15,100,190	14,982,409
Plus: Impact of all LLC Units exchanged for Class A Common Stock(1)	—	41,171,461	41,171,461	41,171,461
Adjusted Diluted Earnings Per Share diluted share count	56,285,383	56,227,891	56,271,651	56,153,870

(1)    For comparability purposes, this calculation incorporates the net income that would be distributable if all shares of Class B Common Stock and Class C Common Stock, together with the related LLC Units, were exchanged for shares of Class A Common Stock. For the three and twelve months ended December 31, 2025, this includes $11.7 million and $32.2 million of net income, respectively on 56,285,383 and 56,271,651 weighted-average shares of common stock outstanding - diluted for the three and twelve months ended December 31, 2025, respectively. For the year ended December 31, 2025, 41,171,461 weighted average outstanding Class B Common Stock and Class C Common Stock were considered anti-dilutive and included in the 56,271,651 weighted-average shares of common stock outstanding - diluted within the adjusted diluted earnings per share calculation. For the three and twelve months ended December 31, 2024, this includes $6.6 million and $25.8 million of net income, respectively on 56,227,891 and 56,153,870 weighted average shares of common stock outstanding - diluted for the three and twelve months ended December 31, 2024, respectively. Refer to Note 15 Earnings Per Share to our Consolidated Financial Statements included in the Annual Report for more information about the earnings per share.
(2)     Adjustments to Adjusted Net Income are described in the footnotes of the reconciliation of Adjusted Net Income to Net Income in “Adjusted Net Income and Adjusted Net Income Margin”, which represent the difference between Net Income of $14.4 million and Adjusted Net Income of $16.7 million and net income of $39.8 million and Adjusted Net Income of $49.8 million for the three and twelve months ended December 31, 2025, respectively. For the three and twelve months ended December 31, 2025, Adjusted Diluted Earnings Per Share include adjustments of $2.4 million to Adjusted Net Income on 56,285,383 weighted-average shares of common stock outstanding - diluted and $10.0 million to Adjusted Net Income on 56,271,651 weighted-average shares of common stock outstanding - diluted for the period presented, respectively. For the three and twelve months ended December 31, 2024, Adjusted Diluted Earnings Per Share include adjustments of $2.3 million to Adjusted Net Income on 56,227,891 weighted-average shares of common stock outstanding - diluted and $4.4 million to Adjusted Net Income on 56,153,870 weighted-average shares of common stock outstanding - diluted for the period presented, respectively.

Key Performance Indicators

The following presents the disaggregation of Total Written Premium by offerings, business mix and line of business (in thousands):

	Three Months Ended December 31,				Years Ended December 31,
	2025		2024		2025		2024
	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total
Offerings:
Insurance Services
Agency-in-a-Box	$279,691	63%	$246,116	68%	$1,119,536	65%	$982,815	66%
Corporate Branches	81,638	18	61,642	17	343,922	20	275,331	19
Total Insurance Services	361,329	81	307,758	85	1,463,458	85	1,258,146	85
TWFG MGA	82,110	19	53,602	15	268,972	15	218,214	15
Total written premium	$443,439	100%	$361,360	100%	$1,732,430	100%	$1,476,360	100%

Business Mix:
Insurance Services
Renewal business	$282,258	64%	$236,033	65%	$1,142,481	66%	$975,657	66%
New business	79,071	18	71,725	20	320,977	19	282,489	19
Total Insurance Services	361,329	82	307,758	85	1,463,458	85	1,258,146	85

TWFG MGA
Renewal business	49,748	11	37,741	10	182,177	11	163,105	11
New business	32,362	7	15,861	5	86,795	4	55,109	4
Total TWFG MGA	82,110	18	53,602	15	268,972	15	218,214	15
Total written premium	$443,439	100%	$361,360	100%	$1,732,430	100%	$1,476,360	100%

Written Premium Retention:
Insurance Services		92%		92%		91%		93%
TWFG MGA		93		84		83		84
Consolidated		92		91		90		91

Line of Business:
Personal lines	$364,762	82%	$292,750	81%	$1,415,201	82%	$1,197,122	81%
Commercial lines	78,677	18	68,610	19	317,229	18	279,238	19
Total written premium	$443,439	100%	$361,360	100%	$1,732,430	100%	$1,476,360	100%